NEWS BULLETIN
                               RE:    Headwaters Incorporated
     FROM:                            10653 South River Front Parkway, Suite 300
                                      South Jordan, UT 84095
   FINANCIAL                          (801) 984-9400
RELATIONS BOARD                       NYSE: HW

--------------------------------------------------------------------------------

FOR FURTHER INFORMATION

AT THE COMPANY:                                    AT FINANCIAL RELATIONS BOARD:
Sharon Madden                                      Tricia Ross
Director of Investor Relations                     Analyst Contact
(801) 984-9400                                     (617) 520-7064

FOR IMMEDIATE RELEASE:
JULY 27, 2005


                        HEADWATERS INCORPORATED ANNOUNCES
                  RECORD RESULTS FOR FISCAL 2005 THIRD QUARTER

         o        130% Increase in Revenue to $308.7 Million
         o        Net Income of $55.3 Million and Diluted EPS of $1.17
         o Fiscal 2005 EPS Guidance Increased to $2.20 to $2.30 (excluding $0.39 of non-recurring EPS)
         o        Increased Guidance Results in Recurring EPS Growth of Between
                  29% - 35%

SOUTH JORDAN, UTAH, July 27, 2005 (NYSE: HW) - HEADWATERS INCORPORATED today announced results for its third quarter ended June 30, 2005. Additional highlights for the quarter include:

o        Repayment of $50 million of second lien debt
o        Settlement of AJG litigation for $120 million plus ongoing royalties
o New alternative fuel facilities begin operations - effective tax rate reduced to 30%
o        New accounting standard for stock-based payments implemented

Total revenue for the June 2005 quarter was $308.7 million, up 130% from $134.3 million reported in the June 2004 quarter. Operating income was $95.5 million in the June 2005 quarter (including $26.9 million of non-recurring operating income), compared to $27.8 million in the June 2004 quarter. Net income for the June 2005 quarter was $55.3 million or $1.17 of earnings per diluted share, using 48.0 million weighted-average shares outstanding. Net income for the June 2004 quarter was $16.1 million or $0.45 of earnings per diluted share, using
36.2 million weighted-average shares outstanding.

Total revenue for the nine months ended June 30, 2005 was $749.5 million, up 111% from $355.3 million reported for the nine months ended June 30, 2004.

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

Operating income was $166.6 million for the nine months ended June 30, 2005 (including $26.9 million of non-recurring operating income), compared to $87.9 million for the nine months ended June 30, 2004 (including $20.1 million in non-recurring operating income). Net income for the nine months ended June 30, 2005 was $76.4 million or $1.81 of earnings per diluted share (including $0.39 of non-recurring earnings per share), compared to $44.8 million or $1.36 of earnings per diluted share for the nine months ended June 30, 2004 (including $0.25 of non-recurring earnings per share).

June 2005 Quarter Events

The accounting impact of several non-recurring items in the June 2005 quarter is summarized in the following table:

(Amounts in thousands)
------------------------------------------------------------------------------
Net income, as reported                                            $   55,290
Significant items:
    Contract litigation settlement and related items                  (44,228)
    SFAS No. 123R implementation                                       25,511
    Net license fee revenue related to prior periods                   (8,185)
    Income tax effect of significant items                              8,070
                                                                   ----------
Net income after consideration of the above items                  $   36,458
                                                                   ==========

Earnings per share after consideration of the above items          $     0.78
                                                                   ==========

Contract litigation settlement and related items - As previously announced, Headwaters reached a successful settlement agreement with AJG Financial Services, Inc. ("AJG") with regard to litigation regarding a synfuel licensing agreement. Among other terms, the litigation was settled for a payment of $50 million received in May 2005 plus a payment of $70 million to be received on or before January 15, 2006. The $70 million relates to a contract modification covering calendar years 2005 through 2007 and Headwaters is recognizing this as revenue, net of amounts owed to a third party, over that period. Headwaters also was required to pay a portion of the $50 million to that same third party. The net amounts recorded in the June 2005 quarter which related to periods prior to April 1, 2005, reduced by related performance-based bonus obligations, totaled approximately $44.2 million.

SFAS No. 123R implementation - Headwaters elected to early adopt SFAS No. 123R effective as of October 1, 2004. Under SFAS No. 123R, compensation expense related to share-based payments to employees is reflected as an expense in the statement of operations. During the quarter ended June 30, 2005, Headwaters expensed a total of approximately $27.2 million related to share-based payments, comprised of options, stock appreciation rights and stock issuances under Headwaters' employee stock purchase plan. Of the $27.2 million expensed in the June 2005 quarter, $25.5 million related to the grant of stock appreciation rights and the acceleration of vesting of certain stock options granted in periods prior to April 1, 2005. The remaining $1.7 million relates to the ongoing vesting of awards granted in both the June 2005 quarter and in previous periods.

In addition, because Headwaters adopted SFAS No. 123R effective as of October 1, 2004, the Statement of Income for the nine months ended June 30, 2005 includes

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

the restatement of the six months ended March 31, 2005 to reflect the costs of share-based payments for that period as an expense. The restatement of the six months ended March 31, 2005 reduced net income for the nine months ended June 30, 2005 by approximately $3.9 million.

Net license fee revenue related to prior periods - In connection with the settlement of the AJG litigation, Headwaters also recognized as revenue approximately $8.2 million of revenue from a licensee with an indirect interest in that litigation, all of which related to periods prior to January 1, 2005.

Headwaters Construction Materials Performance

Revenues from the construction materials segment were $147.6 million during the June 2005 quarter, with a gross margin percentage of 34% (gross margin percentage is calculated as follows: subtract cost of revenues from revenues, and divide the number so derived by revenues), compared to revenue of $26.8 million and a gross margin of 25% for the June 2004 quarter. The June 2005 quarter includes the operations of Tapco, Eldorado Stone, and Southwest Concrete Products ("SCP"). In comparison, the June 2004 quarter reflected only one month's revenues from Eldorado with respect to acquired entities. The Construction Materials segment has a pronounced seasonality. The seasonality has a more significant impact on net income than on revenue due to the relationship between fixed and variable costs.

Headwaters Resources Performance

During the June 2005 quarter, revenues from Headwaters Resources or the coal combustion products ("CCPs") segment were $69.5 million with a gross margin of 26% compared to revenue of $58.7 million and a gross margin of 25% for the June 2004 quarter. Both quarters include the operations of VFL Technologies which has historically had lower margins than Headwaters Resources' base business. Sales of high-value coal combustion products for the June 2005 quarter totaled approximately 2.0 million tons, compared to approximately 1.8 million tons in the June 2004 quarter, resulting in an 11% increase in tons of high-value coal combustion products sold.

Headwaters Energy Services Performance

Chemical reagent sales increased 27% in the June 2005 quarter to $45.0 million, compared to $35.3 million in the June 2004 quarter. Headwaters Energy Services' license fees for the June 2005 quarter were $41.7 million (including $13 million of non-recurring license fee revenue) compared to $13.4 million in the June 2004 quarter. The increase in license fee revenue in the June 2005 quarter resulted primarily from the settlement of the AJG litigation. Due to high oil costs, gross margins on chemical reagent sales were 29% compared to 33% in the June 2004 quarter. Headwaters expects continued pressure on margins throughout the remainder of the calendar year.

During the June 2005 quarter, Energy Services' licensees sold 12.1 million tons of solid alternative fuel. This compares to 12.4 million tons sold in the June 2004 quarter and 11.7 million tons sold in the March 2005 quarter. Energy Services sold 33.3 million pounds of chemical reagent in the June 2005 quarter, compared to 26.0 million pounds in the June 2004 quarter and 29.6 million pounds

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

in the March 2005 quarter. The 12.1 million tons of fuel sold was produced at 24 of the 28 licensed facilities, resulting in average quarterly production of 503,000 tons per facility. The highest number of tons produced from any one facility in the quarter was 878,000, and the lowest was 80,000. Energy Services sold chemical reagent to a total of 35 facilities, compared to a total of 30 facilities in the June 2004 quarter. Of the 35 facilities, 19 were licensee facilities and 16 were facilities where solely chemical reagent was sold.

During December 2004, Headwaters increased its minority interest in a Section 29 facility currently operating in West Virginia from approximately 9% to 19%. Energy Services has been providing reagent to the facility and is currently recognizing its portion of the facility's operating expenses, included in "Other Income (Expense)", and the tax credits generated by the facility, included in "Income Tax Provision." In addition, in April 2005, Headwaters began operating two other small alternative fuel facilities that it owns. The tax credits from all of these facilities are the primary reason for the reduction in Headwaters' estimated effective tax rate for fiscal 2005 to approximately 30%. Generally accepted accounting principles require tax credits to be recognized proportionately throughout the year in relation to a company's projected annual taxable income. This results in fewer tax credits being recognized in Headwaters' December and March quarters than are actually being generated at the
Section 29 facilities. The credits that are not recognized in Headwaters' lowest income producing quarters, December and March, are recognized in the June and September quarters.

Capital Structure / Indebtedness

In addition to the early repayment of $197 million of its senior debt in March 2005, Headwaters repaid $50 million of its second lien senior debt in May, using proceeds from the AJG settlement. In connection with this early payment, Headwaters recognized additional interest expense totaling approximately $2.8 million representing acceleration of amortization of debt issue costs and an early payment premium.

The major components of Headwaters' long-term senior debt structure as of June 30, 2005 are as follows:

(in millions)                            Amount    Interest Rate     Maturity
--------------------------------------- --------- --------------- --------------
Senior secured first lien term loan      $442.7    LIBOR + 2.25%    April 2011
--------------------------------------- --------- --------------- --------------
Second lien term loan                    $ 50.0     LIBOR + 5.5%  September 2012
--------------------------------------- --------- --------------- --------------
Senior subordinated convertible debt     $172.5        2.875%       June 2011
--------------------------------------- --------- --------------- --------------

To supplement our condensed consolidated financial statements presented in accordance with generally accepted accounting principles ("GAAP"), we use a non-GAAP measure called EBITDA. EBITDA is net income adjusted by adding depreciation, amortization, net interest expense and income taxes ("EBITDA"). Management uses EBITDA internally to measure the amount of cash generated by Headwaters and to make decisions about the amount of capital expenditures Headwaters will make and where to allocate capital. EBITDA is also provided to enhance the user's overall understanding of our current financial performance, our ability to service our debt, our compliance with current debt covenants and our ability to fund future growth. Therefore, we believe that EBITDA provides useful information to our investors regarding our performance and overall results of operations. Our EBITDA measure presented here may not be comparable to similarly titled measures presented by other companies.

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

The following table highlights certain debt coverage and balance sheet ratios using period end balances and the trailing twelve months ("TTM") EBITDA:


                                                   Pro forma    Pro forma
                                         9/30/03    9/30/04      6/30/05
--------------------------------------- --------- ------------ ------------
Total Indebtedness to EBITDA(a)           1.53       4.16          2.58
--------------------------------------- --------- ------------ ------------
EBITDA to Required Interest Payments(a)   7.73       4.60          7.23
--------------------------------------- --------- ------------ ------------
Current Ratio(a)                          1.19       1.24          1.62
--------------------------------------- --------- ------------ ------------
Total Debt to Equity                      0.96       3.16          1.07
--------------------------------------- --------- ------------ ------------

         (a) See "Current Ratio" calculations in financial tables that follow. The pro forma calculations of Total Indebtedness to EBITDA assumes all of the 2004 acquisitions occurred on October 1, 2003. Pro forma EBITDA for the trailing twelve months ended June 30, 2005 of $260.9 million is derived as follows (in millions of dollars): Net income of $99.5 plus net interest expense of $59.7, income taxes of $46.9, and depreciation and amortization of $54.8. Pro forma EBITDA for the trailing twelve months ended September 30, 2004 of $233.8 million is derived as follows (in millions of dollars): Net income of $72.9 plus net interest expense of $63.1, income taxes of $45.6, and depreciation and amortization of $52.2.

Commentary and Outlook

Steven G. Stewart, Headwaters' Chief Financial Officer, stated, "Given the AJG settlement and the strong financial performance of our operating companies, we are pleased to update our earnings forecast for the current fiscal year. We are raising our forecast of EPS from $2.00 to $2.10 to a new forecast of $2.20 to $2.30 of diluted EPS, exclusive of non-recurring items totaling $0.39 per share. These non-recurring items will increase our reported diluted earnings per share to a range of $2.59 to $2.69 for our fiscal 2005 year ending September 30, 2005."

"In addition to strong operating performance during the quarter, we made significant progress on the advancement of several of our energy technologies," said Kirk A. Benson, Chief Executive Officer. "We are positioned to conduct the commercial scale test of our HC3 heavy oil technology later this summer and expect to generate revenues in the calendar year."

Conference Call and Webcast Information

Management will host a conference call with a simultaneous web cast tomorrow at 11:00 a.m. Eastern/9:00 a.m. Mountain to discuss the Company's financial results and business outlook. The call will be available live via the Internet by accessing Headwaters' web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through August 3, 2005 by dialing 800-642-1687 or 706-645-9291 and entering the pass code 7810458.

                                     -more-

About Headwaters Incorporated

Headwaters Incorporated is a world leader in creating value through innovative advancements in the utilization of natural resources. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its alternative energy, coal combustion products, and building materials businesses, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.

Pro Forma Information

The pro forma financial information is presented for illustrative purposes only and does not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on October 1, 2003, nor is it indicative of the results that may be expected in future periods. The pro forma adjustments are based upon information and assumptions available as of the date hereof.

Forward Looking Statements

Certain statements contained in this report are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.

Forward-looking statements include Headwaters' expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the licensing of technology and chemical sales to alternative fuel facilities, the receipt of product sales, license fees and royalty revenues, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters' future business plans, the operation of facilities, the availability of tax credits, the availability of feedstocks, and the marketability of the coal combustion products, building products, and synthetic fuel, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as "expects," "anticipates," "targets," "goals," "projects," "believes," "seeks," "estimates," variations of such words, and similar expressions are intended to identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking.

In addition to matters affecting the coal combustion product, alternative fuel, and building products industries or the economy generally, factors which could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the captions entitled "Forward-looking Statements" and "Risk Factors" in Item 7 in Headwaters' Annual Report on Form 10-K for the fiscal year ended September 30, 2004, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.

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

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except per-share amounts)

                                                        Quarter Ended June 30,       Nine Months Ended June 30,
                                                           2004           2005           2004            2005
                                                      ----------------------------   ----------------------------
Revenue:
     Construction materials                             $   26,780     $  147,582     $   49,961      $  370,467
     Coal combustion products                               58,670         69,453        143,363         170,973
     Alternative energy                                     48,868         91,694        161,984         208,097
                                                      ----------------------------   ----------------------------
Total revenue                                              134,318        308,729        355,308         749,537

Operating costs and expenses:
     Construction materials                                 20,001         97,720         39,425         248,140
     Coal combustion products                               43,794         51,436        106,857         130,882
     Alternative energy                                     23,829         37,874         67,166          91,119
     Amortization                                            2,356          6,126          5,740          18,322
     Research and development                                1,740          4,758          5,331          10,109
     Contract litigation settlement                             --        (38,252)            --         (38,252)
     Selling, general and administrative                    14,813         53,598         42,934         122,585
                                                      ----------------------------   ----------------------------
Total operating costs and expenses                         106,533        213,260        267,453         582,905
                                                      ----------------------------   ----------------------------
Operating income                                            27,785         95,469         87,855         166,632

Interest income (expense), net                              (1,265)       (11,364)       (12,253)        (45,967)
Other income (expense), net                                    275         (6,375)        (2,118)        (11,514)
                                                      ----------------------------   ----------------------------
Income before income taxes                                  26,795         77,730         73,484         109,151

Income tax provision                                       (10,735)       (22,440)       (28,705)        (32,750)
                                                      ----------------------------   ----------------------------
Net income                                              $   16,060     $   55,290     $   44,779      $   76,401
                                                      ============================   ============================

Basic earnings per share                                $     0.48     $     1.35     $     1.43      $     2.07
                                                      ============================   ============================

Diluted earnings per share                              $     0.45     $     1.17     $     1.36      $     1.81
                                                      ============================   ============================

Weighted average shares outstanding -- basic                33,118         41,019         31,287          36,877
                                                      ============================   ============================

Weighted average shares outstanding -- diluted              36,235         47,996         33,140          43,872
                                                      ============================   ============================


Note: Total depreciation and amortization was $5,129 and $13,635 for the quarters ended June 30, 2004 and 2005, respectively, and $11,636 and $41,318 for the nine months ended June 30, 2004 and 2005, respectively.

                                     -more

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

                                                                                    September 30,     June 30,
Assets:                                                                                 2004            2005
                                                                                   ------------------------------
Current assets:
     Cash and cash equivalents                                                       $    20,851     $    10,878
     Trade receivables, net                                                              129,899         162,296
     Other receivable                                                                         --          70,000
     Inventories                                                                          43,812          61,749
     Other                                                                                36,001          23,764
                                                                                     ----------------------------
Total current assets                                                                     230,563         328,687

Property, plant and equipment, net                                                       157,611         178,641
Intangible assets, net                                                                   298,803         283,698
Goodwill                                                                                 815,396         813,814
Other assets                                                                              38,406          39,736
                                                                                     ----------------------------
Total assets                                                                         $ 1,540,779     $ 1,644,576
                                                                                     ============================

Liabilities and Stockholders' Equity:
Current liabilities:
     Accounts payable                                                                $    29,238     $    33,348
     Accrued liabilities                                                                  99,065         150,516
     Current portion of long-term debt                                                    57,873          19,149
                                                                                     ----------------------------
Total current liabilities                                                                186,176         203,013

     Long-term debt                                                                      914,641         655,189
     Deferred income taxes                                                               121,469         108,399
     Other long-term liabilities                                                          10,338          47,587
                                                                                     ----------------------------
Total liabilities                                                                      1,232,624       1,014,188
                                                                                     ----------------------------

Stockholders' equity:
     Common stock - par value                                                                 34              41
     Capital in excess of par value                                                      235,581         479,385
     Retained earnings                                                                    76,530         152,931
     Other                                                                                (3,990)         (1,969)
                                                                                     ----------------------------
Total stockholders' equity                                                               308,155         630,388
                                                                                     ----------------------------
Total liabilities and stockholders' equity                                           $ 1,540,779     $ 1,644,576
                                                                                     ============================


The current ratio as of September 30, 2004 of 1.24 is derived by dividing total current assets of $230,563 by total current liabilities of $186,176. The current ratio as of June 30, 2005 of 1.62 is derived by dividing total current assets of $328,687 by total current liabilities of $203,013.